EXHIBIT 10.1

CREDIT AGREEMENT

(LINE OF CREDIT)

(LETTER OF CREDIT SUB-FACILITY)

(FOREIGN EXCHANGE SUB-FACILITY)

(TERM LINE OF CREDIT)

This Agreement (the "Agreement") is made and entered into as of May 7, 2009, by and between BANK OF THE WEST (the "Bank") and MICREL, INCORPORATED (the "Borrower"), on the terms and conditions that follow:

SECTION

DEFINITIONS

1.1
Certain Defined Terms:  Unless elsewhere defined in this Agreement, the following terms shall have the following meanings (such meanings to be generally applicable to the singular and plural forms of the terms defined):

1.1.1	"Advance": shall mean an advance to the Borrower under the credit facility(ies) described in Section 2.

1.1.2
"Alternate Base Rate": shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day or, (b) the Federal Funds Rate in effect on such day plus 0.5% or (c) the Applicable Floating Rate on such date (or, if such date is not a Business Day, the immediately preceding Business Day). Any change in the Alternate Base Rate due to a change in the Prime Rate or, the Federal Funds Rate or the Applicable Floating Rate shall be effective from and including the effective date of such change in the Prime Rate or, the Federal Funds Rate or the Applicable Floating Rate, respectively.

1.1.3	"Alternate Base Rate Advance": shall have the respective meaning as it is defined for each facility under Section 2, hereof.

1.1.4
"Applicable Floating Rate".  shall mean, as of any date, (a) the One-Month LIBOR Rate on such day multiplied by the Statutory Reserve Rate plus (b) 1.00%. “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System with respect to the One-Month LIBOR Rate for Eurocurrency funding (currently referred to as “Eurocurrencies Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System), including those reserve percentages imposed pursuant to Regulation D, adjusted automatically and as of the effective date of any change in any reserve percentage.

1.1.5	"Business Day": shall mean a day, other than a Saturday or Sunday, on which commercial banks are open for business in California.

1.1.6	“Close-Out Date”: shall mean the Business Day on which the Bank closes out and liquidates an FX Transaction.

1.1.7	“Closing Value”: has the meaning given to it in Section 7.5(i) hereof.

1.1.8	“Closing Gain” and “Closing Loss” :shall mean the amount determined in accordance with Section 7.5(ii) hereof.

1.1.9	“Credit Percentage”: shall mean 10%.

1.1.10	"Debt": shall mean all liabilities of the Borrower less Subordinated Debt, if any.

1.1.11
"Effective Tangible Net Worth":  shall mean the Borrower's stated net worth plus Subordinated Debt but less all intangible assets of the Borrower (i.e., goodwill, trademarks, patents, copyrights, organization expense, and similar intangible items including, but not limited to, investments in and all amounts due from affiliates, officers or employees).

1.1.12
"Environmental Claims": shall mean all claims, however asserted, by any governmental authority or other person alleging potential liability or responsibility for violation of any Environmental Law or for discharge or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from property, whether or not owned by the Borrower, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

1.1.13
"Environmental Laws": shall mean all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authorities, in each case relating to environmental, health, safety and land use matters; including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA”), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

1.1.14	"Environmental Permits": shall have the meaning provided in Section 4.12 hereof.

1.1.15
"ERISA":  shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

1.1.16	"Event of Default": shall have the meaning set forth in Section 6.

1.1.17	"Expiration Date": shall mean April 30, 2011, or the date of termination of the Bank's commitment to lend under this Agreement pursuant to Section 7, whichever shall occur first.

1.1.18
“Federal Funds Rate": shall mean, for any day, the weighted average (rounded upwards, if necessary to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Bank from three Federal funds brokers of recognized standing selected by Bank.

1.1.19	“Foreign Currency”: shall mean any legally traded currency other than US dollars and which may be transferred by paperless wire transfer or cash and in which the Bank regularly trades.

1.1.20	“Foreign Exchange Sub-Facility”: shall mean the credit facility described as such in Section 2.

1.1.21	“FX Risk Liability”: shall mean the product of (a) the Credit Percentage, times (b) the aggregate of the Notional Values of all FX Transactions outstanding, net of any Offsetting Transactions.

1.1.22	“FX Limit”: shall mean $2,000,000.00.

1.1.23
“FX Transaction”:  shall mean any transaction between the Bank and the Borrower pursuant to which the Bank has agreed to sell to or to purchase from the Borrower a Foreign Currency of an agreed amount at an agreed price in US dollars or such other agreed upon Foreign Currency, deliverable and payable on an agreed date.

1.1.24
"Hazardous Materials":  shall mean all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

1.1.25
"Indebtedness":  shall mean, with respect to the Borrower, (i) all indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which the Borrower is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which the Borrower otherwise assures a creditor against loss and (ii) obligations under leases which shall have been or should be, in accordance with generally accepted accounting principles, reported as capital leases in respect of which the Borrower is liable, contingently or otherwise, or in respect of which the Borrower otherwise assures a creditor against loss. The word “Indebtedness” also includes expenses incurred by the Bank to enforce obligations of the Borrower under this Agreement, together with interest on such amounts as provided in this Agreement, and all other obligations, debts, and liabilities of the Borrower to the Bank as well as all claims by the Bank against the Borrower that are now or hereafter existing, voluntary or involuntary, due or not due, absolute or contingent, liquidated or unliquidated, whether the Borrower may be liable individually or jointly with others, whether recovery upon such Indebtedness may be or hereafter may become barred by any statute of limitations, and whether such Indebtedness may be or hereafter may become otherwise unenforceable.

1.1.26	“Letter of Credit”: shall have the meaning given to such term in Section 2.

1.1.27	“Letter of Credit Sub-Facility”: shall mean the credit facility described as such in Section 2.

1.1.28	"LIBOR Advance": shall have the respective meaning as it is defined for each facility under Section 2, hereof.

1.1.29	"LIBOR Interest Period": shall have the respective meaning as it is defined for each facility under Section 2, hereof.

1.1.30	"LIBOR Rate": shall have the respective meaning as it is defined for each facility under Section 2, hereof.

1.1.31	"Line Account": shall have the meaning provided in Section 2.5 hereof.

1.1.32	"Line of Credit": shall mean the credit facility described as such in Section 2.

1.1.33	“Notional Value”: shall mean the US Dollar equivalent of the price at which the Bank agreed to purchase or sell to the Borrower a Foreign Currency in an aggregate amount not to exceed $20,000,000.00.

1.1.34	"Obligations": shall mean all amounts owing by the Borrower to the Bank pursuant to this Agreement including, but not limited to, the unpaid principal amount of any loans or advances.

1.1.35
“Offsetting Transaction”: shall mean a FX Transaction to purchase a Foreign Currency and a FX Transaction to sell the same Foreign Currency , each with the same Settlement Date and designated as an Offsetting Transaction at the time of entering into the FX Transaction.

1.1.36
"One-Month LIBOR Rate": shall mean, for any day, the rate of interest per annum that is equal to the one month LIBOR rate appearing on the REUTERS BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.

1.1.37
"Ordinary Course of Business":  shall mean, with respect to any transaction involving the Borrower or any of its subsidiaries or affiliates, the ordinary course of the Borrower's business, as conducted by the Borrower in accordance with past practice and undertaken by the Borrower in good faith and not for the purpose of evading any covenant or restriction in this Agreement or in any other document, instrument or agreement executed in connection herewith.

1.1.38
"Permitted Liens":  shall mean: (i) liens and security interests securing indebtedness owed by the Borrower to the Bank; (ii) liens for taxes, assessments or similar charges not yet due; (iii) liens of materialmen, mechanics, warehousemen, or carriers or other like liens arising in the Ordinary Course of Business and securing obligations which are not yet delinquent; (iv) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower in the Ordinary Course of Business to secure Indebtedness outstanding on the date hereof or permitted to be incurred herein; (v) liens and security interests which, as of the date hereof, have been disclosed to and approved by the Bank in writing; (vi) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of the Borrower's assets; and (vii) liens securing capital leases entered into in the Ordinary Course of Business.

1.1.39	"Prime Rate": shall mean an index for a variable interest rate which is quoted, published or announced by Bank as its prime rate and as to which loans may be made by Bank at, above or below such rate.

1.1.40
“Prior Agreement”: shall mean that certain credit agreement dated April 20, 2007 and upon execution of this Agreement, the Prior Agreement is hereby cancelled and terminated. Any outstanding Advances under the Prior Agreement shall be deemed to have been made under this Agreement.  The Interest Period in connection with any outstanding Advances under the Prior Agreement shall continue under this Agreement and no penalties, breakage costs or other like fees will be charged in connection with the entry into this Agreement.From and after the date of this Agreement, no new Advances will be made under the Prior Agreement.

1.1.41
“Settlement Date”:  shall mean the Business Day on which the Borrower has agreed to (a) deliver the required amount of Foreign Currency, or (b) pay in US dollars the agreed upon purchase price of the Foreign Currency.

1.1.42	"Subordinated Debt": shall mean such liabilities of the Borrower which have been subordinated to those owed to the Bank in a manner acceptable to the Bank.

1.1.43	"Term Line of Credit": shall mean the credit facility described as such in Section 2.

1.2
Accounting Terms:  All references to financial statements, assets, liabilities, and similar accounting items not specifically defined herein shall mean such financial statements or such items prepared or determined in accordance with generally accepted accounting principles consistently applied and, except where otherwise specified, all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

1.3
Other Terms:  Other terms not otherwise defined shall have the meanings as applicable attributed to such terms in the Uniform Commercial Code as in effect on July 1, 2001 and from time to time thereafter in the State of California.

SECTION

CREDIT FACILITIES

2.1	THE LINE OF CREDIT

2.1.1
The Line of Credit:  On terms and conditions as set forth herein, the Bank agrees to make Advances to the Borrower from time to time from the date hereof to the Expiration Date, provided the aggregate amount of such Advances outstanding at any time does not exceed $5,000,000.00 (the “Line of Credit”).  Within the foregoing limits, the Borrower may borrow, partially or wholly prepay, and reborrow under this Section 2.1.  Proceeds of the Line of Credit shall be used to assist with the working capital needs of the Borrower's operations.

2.1.2
Making Line Advances:  Each Advance shall be conclusively deemed to have been made at the request of and for the benefit of the Borrower (i) when credited to any deposit account of the Borrower maintained with the Bank or (ii) when paid in accordance with the Borrower's written instructions.  Subject to the requirements of Section 4 and provided such request is made in a timely manner as provided in Section 2.1.5 below, Advances shall be made by the Bank under the Line of Credit.

2.1.3
Repayment:  On the Expiration Date, the Borrower hereby promises and agrees to pay to the Bank in full the aggregate unpaid principal amount of all Advances then outstanding, together with all accrued and unpaid interest thereon.

2.1.4	Interest on Advances: Interest shall accrue from the date of each Advance under the Line of Credit at one of the following rates, as quoted by the Bank and as elected by the Borrower below:

(i)
Alternate Base Rate Advances: At the Alternate Base Rate plus 1.00%. Interest shall be adjusted concurrently with any change in the Alternate Base Rate. An Advance based upon the Alternate Base Rate is hereinafter referred to as an "Alternate Base Rate Advance".

(ii)
Applicable Floating Rate Advances: At the Applicable Floating Rate plus 1.25%.  Interest shall be adjusted concurrently with any change in the Applicable Floating Rate.  An Advance based upon the Applicable Floating Rate is herein referred to as an “Applicable Floating Rate Advance”.

(iii)
LIBOR Advances:  A fixed rate quoted by the Bank for 1, 2, 3 or 6 months or for such other period of time that the Bank may quote and offer (provided that any such period of time does not extend beyond Expiration Date) (the "LIBOR Interest Period") for Advances in the minimum amount of $100,000.00.  Such interest rate shall be a percentage approximately equivalent to 2.25% in excess of the Bank's LIBOR Rate which is that rate of interest per annum that is equal to the 1, 2, 3 or 6 months or such other period appearing on the Reuters BBA Libor Rates Page 3750 (or any successor or substitute page) at approximately 11:00 AM London time on such day (adjusted for any and all assessments, surcharges and reserve requirements) (the "LIBOR Rate").  An Advance based upon the LIBOR Rate is hereinafter referred to as a "LIBOR Advance".

Interest on any Advance shall be computed on the basis of 360 days per year, but charged on the actual number of days elapsed (other than with respect to any Alternate Base Rate calculated using the Prime Rate, in which case such calculation should be based upon a year of 365 days or, in the case of a leap year, 366 days, shall be payable for the actual days elapsed (including the first day but excluding the last day) in the period for which such interest is payable, and shall be adjusted in accordance with any changes in the Alternate Base Rate to take effect on the beginning of the day of such change in the Alternate Base Rate).

The Borrower hereby jointly and severally promises and agrees to pay interest in arrears on Applicable Floating Rate Advances and LIBOR Advances on the last day of each month.

The LIBOR Rate shall be adjusted to occur on the same day that payment is due as set forth in the section entitled Payments below.

If Interest is not paid as and when it is due, it shall be added to the principal, become and be treated as a part thereof, and shall thereafter bear like interest.

2.1.5
Notice of Borrowing:  Upon written or telephonic notice which shall be received by the Bank at or before 2:00 p.m. (Pacific time) on a Business Day, the Borrower may borrow under the Line of Credit Facility by requesting:

(i)
An Alternate Base Rate Advance may be made on the day notice is received by the Bank, provided however, that if the Bank shall not have received notice at or before 2:00 p.m. on the day such Advance is requested to be made, such Alternate Base Rate Advance may, at the Bank's option, be made on the next Business Day.

(ii)
Applicable Floating Rate Advances.  An Applicable Floating Rate Advance may be made on the day notice is received by the Bank; provided, however, that if the Bank shall not have received notice at or before 2:00 p.m.  on the day such Advance is requested to be made, such Applicable Floating Rate Advances may, at the Bank's option, be made on the next Business Day.

(iii)
A LIBOR Advance.  Notice of any LIBOR Advance shall be received by the Bank no later than two Business Days prior to the day (which shall be a Business Day) on which the Borrower requests such LIBOR Advance to be made.

2.1.6	Notice of Election to Adjust Interest Rate: The Borrower may elect:

(i)
That interest on an Alternate Base Rate Advance shall be adjusted to accrue at the LIBOR Rate or Applicable Floating Rate Advance; provided, however, that such notice shall be received by the Bank no later than two Business Days prior to the day (which shall be a Business Day) on which the Borrowers request that interest be adjusted to accrue at the LIBOR Rate or One Month LIBOR Rate.

(ii)
That interest on an Applicable Floating Rate Advance shall be adjusted to accrue at the LIBOR Rate or Alternate Base Rate; provided, however, that such notice shall be received by the Bank no later than two Business Days prior to the day (which shall be a Business Day) on which the Borrower requests that interest be adjusted to accrue at the LIBOR Rate or Alternate Base Rate.

(iii)
That interest on a LIBOR Advance shall continue to accrue at a newly quoted LIBOR Rate or shall be adjusted to commence to accrue at the Alternate Base Rate or Applicable Floating Rate; provided, however, that such notice shall be received by the Bank no later than two Business Days prior to the last day of the LIBOR Interest Period pertaining to such LIBOR Advance.  If the Bank shall not have received notice (as prescribed herein) of the Borrowers’ election that interest on any LIBOR Advance shall continue to accrue at the newly quoted LIBOR Rate for such new interest period, the Borrowers shall be deemed to have elected that interest thereon shall be adjusted to accrue at the Alternate Base Rate upon the expiration of the then existing LIBOR Interest Period pertaining to such LIBOR Advance.

2.1.7
Prepayment:  The Borrower may prepay any Advance in whole or in part, at any time and without penalty, provided, however, that:  (i) any partial prepayment shall first be applied, at the Bank's option, to accrued and unpaid interest and next to the outstanding principal balance; and (ii) during any period of time in which interest is accruing on any Advance on the basis of the LIBOR Rate, no prepayment, unless otherwise permitted, shall be made except on a day which is the last day of the LIBOR Interest Period pertaining thereto.  If the whole or any part of any LIBOR Advance is prepaid by reason of acceleration or otherwise, the Borrower shall, upon the Bank's request, promptly pay to and indemnify the Bank for all costs, expenses and any loss actually incurred by the Bank and any loss (including loss of profit resulting from the re-employment of funds) deemed sustained by the Bank as a consequence of such prepayment.

The Bank shall be entitled to fund all or any portion of its Advances in any manner it may determine in its sole discretion, but all calculations and transactions hereunder shall be conducted as though the Bank actually funded all Advances through the purchase of dollar deposits bearing interest at the same rate as U.S. Treasury securities in the amount of the relevant Advance and in maturities corresponding to the date of such purchase to the Expiration Date hereunder.

Indemnification for Applicable Floating Rate Costs or LIBOR Costs:  During any period of time in which interest on any Alternate Base Rate Advance or LIBOR Advance is accruing on the basis ofthe Applicable Floating Rate or LIBOR Rate, the Borrower shall, upon the Bank's request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or requirement  of any regulatory authority pertaining or relating to funds used by the Bank in quoting and determining the Applicable Floating Rate or LIBOR Rate.

2.1.8
Conversion from Applicable Floating Rate or LIBOR Rate:  In the event that the Bank shall at any time determine that the accrual of interest on the basis of the Applicable Floating Rate or LIBOR Rate (i) is infeasible because the Bank is unable to determine the One-Month LIBOR Rate or the LIBOR Rate due to the unavailability of U.S. dollar deposits, contracts or certificates of deposit in an amount approximately equal to the amount of the relevant Advance and for a period of time approximately equal to relevant LIBOR Interest Period or (ii) is or has become unlawful or infeasible by reason of the Bank's compliance with any new law, rule, regulation, guideline or order, or any new interpretation of any present law, rule, regulation, guideline or order, then the Bank shall give telephonicnotice thereof (confirmed in writing) to the Borrower, in which event any Alternate Base Rate Advance bearing interest at the Applicable Floating Rate or any LIBOR Rate Advance bearing interest at the LIBOR Rate shall thereupon immediately accrue interest at the greater of the Prime Rate or Fed Funds Rate.

2.2	LETTER OF CREDIT SUB-FACILITY

2.2.1
Letter of Credit Sub-Facility:  The Bank agrees to issue commercial and/or standby letters of credit (each a "Letter of Credit") on behalf of the Borrower of up to $5,000,000.00.  At no time, however, shall the total principal amount of all Advances outstanding under the Line of Credit, combined with the aggregate FX Risk Liability together with the total face amount of all Letters of Credit outstanding, less any partial draws paid by the Bank, exceed the Line of Credit.

For the purposes hereof, any Letters of Credit issued and outstanding for the account of the Borrower as of the date hereof shall be deemed to be issued hereunder.

(i)
Upon the Bank's request, the Borrower shall promptly pay to the Bank annual issuance fees of 1.25% for standby letters of credit and standard pricing for commercial letters of credit, and such other fees, commissions, costs and any out-of-pocket expenses charged or incurred by the Bank with respect to any Letter of Credit.  Letter of Credit fees shall be paid quarterly in advance on standby letters of credit and at the time of issuance for commercial letters of credit.

(ii)
The commitment by the Bank to issue Letters of Credit shall, unless earlier terminated in accordance with the terms of the Agreement, automatically terminate on the Expiration Date of the Line of Credit and no Letter of Credit shall expire on a date which is more than 365 days after the Expiration Date.

(iii)
Each Letter of Credit shall be in form and substance satisfactory to the Bank and in favor of beneficiaries satisfactory to the Bank, provided that the Bank may refuse to issue a Letter of Credit due to the nature of the transaction or its terms or in connection with any transaction where the Bank, due to the beneficiary or the nationality or residence of the beneficiary, would be prohibited by any applicable law, regulation or order from issuing such Letter of Credit.

(iv)
Prior to the issuance of each Letter of Credit, but in no event later than 10:00 a.m. (California time) on the day such Letter of Credit is to be issued (which shall be a Business Day), the Borrower shall deliver to the Bank a duly executed form of the Bank's standard form of application for issuance of a Letter of Credit with proper insertions.

(v)
The Borrower shall, upon the Bank's request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or requirement of any regulatory authority pertaining or relating to any Letter of Credit.

In the event that the Borrower fails to pay any drawing under any Letter of Credit or the balances in the depository account or accounts maintained by the Borrower with Bank are insufficient to pay such drawing, without limiting the rights of Bank hereunder or waiving any Event of Default caused thereby, Bank may, and Borrower hereby authorizes Bank to create an Advance bearing interest at the rate or rates provided in Section 8.2 hereof to pay such drawing.

2.3	FOREIGN EXCHANGE SUB-FACILITY

2.3.1
Foreign Exchange Sub-Facility:  The Bank agrees to enter into FX Transactions with the Borrower, at the Borrower’s request therefor made prior to the Expiration Date, provided however, that at no time shall the aggregate FX Risk Liability of the Borrower exceed the FX Limit, and provided further, at no time shall the aggregate FX Liability combined with the total face amount of all Letters of Credit outstanding less any partial draws paid by the Bank together with the total principal amount of all outstanding Advances, exceed the Line of Credit. Each FX Transaction shall be used to hedge the Borrower’s foreign exchange exposure.

(i)
Requests.  Each request for a FX Transaction shall be made by telephone to the Bank’s Treasury Department (“Request”), shall specify the Foreign Currency to be purchased or sold, the amount of such Foreign Currency and the Settlement Date. Each Request shall be communicated to the Bank no later than 3:00 p.m. California time on the Business Day on which the FX Transaction is requested.

(ii)
Tenor.  No FX Transaction shall have a Settlement Date which is more than 365 days after the date of entry into such FX Transaction, and provided further, no FX Transaction shall expire on a date which is after the Expiration Date.

(iii)
Availability.  Bank may refuse to enter into a FX Transaction with the Borrower where the Bank, at its sole discretion, determines that (1) the requested Foreign Currency is unavailable, or (2) the Bank is not then dealing in the requested Foreign Currency, or (3) the Bank would be prohibited by any applicable law, rule, regulation or order from purchasing such Foreign Currency.

(iv)
Payment.  Payment is due on the Settlement Date of the relevant FX Transaction. The Bank is hereby authorized by the Borrower to charge the full settlement price of any FX Transaction against the depository account or accounts maintained by the Borrower with the Bank on the Settlement Date. In the event that the Borrower fails to pay the settlement price of any FX Transaction on the Settlement Date or the balances in the depository account or accounts maintained with Bank are insufficient to pay the settlement price, without limiting the rights of Bank hereunder or waiving any Event of Default caused thereby, Bank may, and Borrower hereby

(v)	authorizes Bank to, create an Advance bearing interest at the Prime Rate to pay the settlement price on the Settlement Date.

(vi)
Increased Costs.  Borrower shall promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any assessment, reserve, deposit, capital maintenance or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank’s compliance with any directive or requirement of any regulatory authority pertaining or relating to any FX Transaction.

(vii)
Impossibility of Performance.  In the event that the Borrower or the Bank cannot perform under a FX Transaction due to force majeure or an act of state or it becomes unlawful or impossible to perform, all in the good faith judgement of the Borrower or the Bank, then upon notice to the other party, the Borrower or the Bank may require the close-out and liquidation of the affected FX Transaction in accordance with the provisions of this Agreement.

2.4	THE TERM LINE OF CREDIT

2.4.1
The Term Line of Credit:  On terms and conditions as set forth herein, the Bank agrees to make Advances to the Borrower from time to time from the date hereof until August 6, 2009, provided the aggregate amount of such Advances outstanding at any time does not exceed $15,000,000.00 (the “Term Line of Credit”). Any sums repaid under the Term Line of Credit may not be reborrowed.  Proceeds of the Term Line of Credit shall be used to assist with the repurchase of stock.

2.4.2
Making Line Advances:  Each Advance shall be conclusively deemed to have been made at the request of and for the benefit of the Borrower (i) when credited to any deposit account of the Borrower maintained with the Bank or (ii) when paid in accordance with the Borrower's written instructions.  Subject to the requirements of Section 4 and provided such request is made in a timely manner as provided in Section 2.2.5 below, Advances shall be made by the Bank under the Term Line of Credit.

2.4.3
Repayment:  On August 6, 2009, the outstanding amount of Advances outstanding hereunder shall be amortized on a twenty one month basis and the Term Line of Credit shall be repaid in twenty one (21) equal monthly installments. The Borrower hereby promises and agrees to pay each installment commencing on August 31, 2009 and continuing on the last day of each month thereafter.  On the Expiration Date, the Borrower hereby promises and agrees to pay to the Bank the entire unpaid principal balance, together with accrued and unpaid interest thereon.

Each payment received by the Bank shall, at the Bank's option, be applied to pay interest then due and unpaid and the remainder thereof (if any) shall be applied to pay principal.

2.4.4	Interest on Advances: Interest shall accrue from the date of each Advance under the Term Line of Credit at one of the following rates, as quoted by the Bank and as elected by the Borrower below:

(i)
Alternate Base Rate Advances: At the Alternate Base Rate plus 1.00%. Interest shall be adjusted concurrently with any change in the Alternate Base Rate. An Advance based upon the Alternate Base Rate is hereinafter referred to as an "Alternate Base Rate Advance".

(ii)	Applicable Floating Rate Advances: At the Applicable Floating Rate plus 1.25%.

(iii)
Interest shall be adjusted concurrently with any change in the Applicable Floating Rate.  An Advance based upon the Applicable Floating Rate is herein referred to as an “Applicable Floating Rate Advance”.

(iv)
LIBOR Advances:  A fixed rate quoted by the Bank for 1, 2, 3 or 6 months or for such other period of time that the Bank may quote and offer (provided that any such period of time does not extend beyond Expiration Date) (the "LIBOR Interest Period") for Advances in the minimum amount of $100,000.00.  Such interest rate shall be a percentage approximately equivalent to 2.25% in excess of the Bank's LIBOR Rate which is that rate of interest per annum that is equal to the 1, 2, 3 or 6 months or such other period appearing on the Reuters BBA Libor Rates Page 3750 (or any successor or substitute page) at approximately 11:00 AM London time on such day (adjusted for any and all assessments, surcharges and reserve requirements) (the "LIBOR Rate").  An Advance based upon the LIBOR Rate is hereinafter referred to as a "LIBOR Advance".

Interest on any Advance shall be computed on the basis of 360 days per year, but charged on the actual number of days elapsed (other than with respect to any Alternate Base Rate calculated using the Prime Rate, in which case such calculation should be based upon a year of 365 days or, in the case of a leap year, 366 days, shall be payable for the actual days elapsed (including the first day but excluding the last day) in the period for which such interest is payable, and shall be adjusted in accordance with any changes in the Alternate Base Rate to take effect on the beginning of the day of such change in the Alternate Base Rate).

The Borrower hereby jointly and severally promises and agrees to pay interest in arrears on Applicable Floating Rate Advances and LIBOR Advances on the last day of each month.

The LIBOR Rate shall be adjusted to occur on the same day that payment is due as set forth in the section entitled Payments below.

If Interest is not paid as and when it is due, it shall be added to the principal, become and be treated as a part thereof, and shall thereafter bear like interest.

2.4.5
Notice of Borrowing:  Upon written or telephonic notice which shall be received by the Bank at or before 2:00 p.m. (Pacific time) on a Business Day, the Borrower may borrow under the Term Line of Credit Facility by requesting:

(i)
An Alternate Base Rate Advance may be made on the day notice is received by the Bank, provided however, that if the Bank shall not have received notice at or before 2:00 p.m. on the day such Advance is requested to be made, such Alternate Base Rate Advance may, at the Bank's option, be made on the next Business Day.

(ii)
Applicable Floating Rate Advances.  An Applicable Floating Rate Advance may be made on the day notice is received by the Bank; provided, however, that if the Bank shall not have received notice at or before 2:00 p.m.  on the day such Advance is requested to be made, such Applicable Floating Rate Advances may, at the Bank's option, be made on the next Business Day.

(iii)
A LIBOR Advance.  Notice of any LIBOR Advance shall be received by the Bank no later than two Business Days prior to the day (which shall be a Business Day) on which the Borrower requests such LIBOR Advance to be made.

(iv)	Notice of Election to Adjust Interest Rate: The Borrower may elect:

(v)
That interest on an Alternate Base Rate Advance shall be adjusted to accrue at the LIBOR Rate or Applicable Floating Rate Advance; provided, however, that such notice shall be received by the Bank no later than two Business Days prior to the day (which shall be a Business Day) on which the Borrowers request that interest be adjusted to accrue at the LIBOR Rate or One Month LIBOR Rate.

(vi)
That interest on an Applicable Floating Rate Advance shall be adjusted to accrue at the LIBOR Rate or Alternate Base Rate; provided, however, that such notice shall be received by the Bank no later than two Business Days prior to the day (which shall be a Business Day) on which the Borrower requests that interest be adjusted to accrue at the LIBOR Rate or Alternate Base Rate.

(vii)
That interest on a LIBOR Advance shall continue to accrue at a newly quoted LIBOR Rate or shall be adjusted to commence to accrue at the Alternate Base Rate or Applicable Floating Rate; provided, however, that such notice shall be received by the Bank no later than two Business Days prior to the last day of the LIBOR Interest Period pertaining to such LIBOR Advance.  If the Bank shall not have received notice (as prescribed herein) of the Borrowers’ election that interest on any LIBOR Advance shall continue to accrue at the newly quoted LIBOR Rate for such new interest period, the Borrowers shall be deemed to have elected that interest thereon shall be adjusted to accrue at the Alternate Base Rate upon the expiration of the then existing LIBOR Interest Period pertaining to such LIBOR Advance.

2.4.6
Prepayment:  The Borrower may prepay any Advance in whole or in part, at any time and without penalty, provided, however, that:  (i) any partial prepayment shall first be applied, at the Bank's option, to accrued and unpaid interest and next to the outstanding principal balance; and (ii) during any period of time in which interest is accruing on any Advance on the basis of the LIBOR Rate, no prepayment shall be made except on a day which is the last day of the LIBOR Interest Period pertaining thereto.  If the whole or any part of any LIBOR Advance is prepaid by reason of acceleration or otherwise, the Borrower shall, upon the Bank's request, promptly pay to and indemnify the Bank for all costs, expenses and any loss actually incurred by the Bank and any loss (including loss of profit resulting from the re-employment of funds) deemed sustained by the Bank as a consequence of such prepayment.

The Bank shall be entitled to fund all or any portion of its Advances in any manner it may determine in its sole discretion, but all calculations and transactions hereunder shall be conducted as though the Bank actually funded all Advances through the purchase of dollar deposits bearing interest at the same rate as U.S. Treasury securities in the amount of the relevant Advance and in maturities corresponding to the date of such purchase to the Expiration Date hereunder.

2.4.7
Indemnification for Applicable Floating Rate Costs or LIBOR Costs:  During any period of time in which interest on any Alternate Base Rate Advance or LIBOR Advance is accruing on the basis ofthe Applicable Floating Rate or LIBOR Rate, the Borrower shall, upon the Bank's request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or requirement  of any regulatory authority pertaining or relating to funds used by the Bank in quoting and determining the Applicable Floating Rate or LIBOR Rate.

2.4.8
Conversion from Applicable Floating Rate or LIBOR Rate:  In the event that the Bank shall at any time determine that the accrual of interest on the basis of the Applicable Floating Rate or LIBOR Rate (i) is infeasible because the Bank is unable to determine the One-Month LIBOR Rate or the LIBOR Rate due to the unavailability of U.S. dollar deposits, contracts or certificates of deposit in an amount approximately equal to the amount of the relevant Advance and for a period of time approximately equal to relevant LIBOR Interest Period or (ii) is or has become unlawful or infeasible by reason of the Bank's compliance with any new law, rule, regulation, guideline or order, or any new interpretation of any present law, rule, regulation, guideline or order, then the Bank shall give telephonicnotice thereof (confirmed in writing) to the Borrower, in which event any Alternate Base Rate Advance bearing interest at the Applicable Floating Rate or any LIBOR Rate Advance bearing interest at the LIBOR Rate shall thereupon immediately accrue interest at the greater of the Prime Rate or Fed Funds Rate.

2.5
Line Account: The Bank shall maintain on its books a record of account in which the Bank shall make entries for each Advance and such other debits and credits as shall be appropriate in connection with the credit facilities granted hereunder (the “Line Account”).  The Bank shall provide the Borrower with a statement of the Borrower's Line Account, which statement shall be considered to be correct and conclusively binding on the Borrower unless the Borrower notifies the Bank to the contrary within 30 days after the Borrower's receipt of any such statement which it deems to be incorrect.

2.6
Payments: If any payment required to be made by the Borrower hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at then applicable rate during such extension.  All payments required to be made hereunder shall be made to the office of the Bank designated for the receipt of notices herein or such other office as Bank shall from time to time designate.

2.7
Late Payment:  In addition to any other rights the Bank may have hereunder, if any payment of principal or interest or any portion thereof, under this Agreement is not paid within 15 days of when due, a late payment charge equal to five percent (5%) of such past due payment may be assessed and shall be immediately payable.

SECTION

CONDITIONS PRECEDENT

3.1
Conditions Precedent to the Initial Extension of Credit:  The obligation of the Bank to make the initial Advance or the first extension of credit to or on account of the Borrower hereunder is subject to the conditions precedent that the Bank shall have received before the date of such initial Advance or such first extension of credit all of the following, in form and substance satisfactory to the Bank:

(i)	Authority to Borrow. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any document, instrument or agreement required hereunder have been duly authorized.

(ii)
Fees.  A fee of $42,500.00, such fee to be deemed to be fully earned upon payment together with payment of all of the Bank's out-of-pocket expenses in connection with the preparation and negotiation of this Agreement.

(iii)	Miscellaneous. Such other evidence as the Bank may request to establish the consummation of the transaction contemplated hereunder and compliance with the conditions of this Agreement.

3.2
Conditions Precedent to All Extensions of Credit:  The obligation of the Bank to make each Advance or each other extension of credit, as the case may be, to or on account of the Borrower (including the initial Advance or the first extension of credit) shall be subject to the further conditions precedent that, on the date of each Advance or each extension of credit and after the making of such Advance or extension of credit:

(i)	Reporting Requirements. The Bank shall have received the documents set forth in Section 5.1.

(ii)	Subsequent Approvals. The Bank shall have received such supplemental approvals, opinions or documents as the Bank may reasonably request.

(iii)
Representations and Warranties.  The representations contained in Section 4 and in any other document, instrument or certificate delivered to the Bank hereunder are true, correct and complete (other than representations which are made with respect to a specific date, in which case such representations shall be true and correct in all material respects on the date specified).

(iv)	Event of Default. No event has occurred and is continuing which constitutes, or with the lapse of time or giving of notice or both, would constitute an Event of Default.

The Borrower's acceptance of the proceeds of any loan, Advance or extension of credit, or the Borrower's applying for any Letter of Credit, or the Borrower's execution of any document or instrument evidencing or creating any Obligation hereunder shall, unless otherwise communicated in writing to Bank by Borrower, be deemed to constitute the Borrower's representation and warranty that all of the above statements are true and correct.

SECTION

REPRESENTATIONS AND WARRANTIES

The Borrower hereby makes the following representations and warranties to the Bank, which representations and warranties are continuing:

4.1
Legal Status:  The Borrower’s correct legal name is as stated in this Agreement and the Borrower is a corporation duly organized and validly existing under the laws of the state of California and with its chief executive office in the state of California and is properly licensed and is qualified to do business and in good standing in, and, where necessary to maintain the Borrower's rights and privileges, has complied with the fictitious name statute of every jurisdiction in which the Borrower is doing business.

4.2
Authority and Validity:  This Agreement and each other document, contract and instrument required by or at any time delivered to the Bank in connection with this Agreement have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal valid and binding agreements and obligations of the Borrower or the party which executes the same, enforceable in accordance with their respective terms.

4.3	Solvency. The Borrower is now and shall be at all times hereafter solvent and able to pay the Borrower’s debts (including trade debts) as they mature.

4.4
Legal Effect:  This Agreement constitutes, and any instrument, document or agreement required hereunder when delivered hereunder will constitute, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

4.5
Fictitious Business Names:  There are no fictitious business names used by the Borrower in connection with its business operations other than Micrel Semiconductor. The Borrower shall notify the Bank not less than 30 days prior to effecting any change in the matters described herein or prior to using any other fictitious business name at any future date, indicating the name and state(s) of its use.

4.6
Financial Statements:  All financial statements, information and other data which may have been or which may hereafter be submitted by the Borrower to the Bank are true, accurate and correct as of the date thereof and have been or will be prepared in accordance with generally accepted accounting principles consistently applied and accurately represent the financial condition or, as applicable, the other information disclosed therein.  Since the most recent submission of such financial information or data to the Bank, the Borrower represents and warrants that no material adverse change in the Borrower's financial condition or operations has occurred which has not been fully disclosed to the Bank in writing.

4.7
Title to Assets:  The Borrower has good and marketable title to all of its assets and the same are not subject to any security interest, encumbrance, lien or claim of any third person except for Permitted Liens.

4.8
ERISA Warranty: The Borrower has not withdrawn from (and no termination, partial termination or other event has occurred with respect to) any deferred compensation plan maintained for the benefit of Borrower’s employees, and has not withdrawn from any multi- employer plan described in Section 4001(a)(3) of ERISA.

4.9
Payment of Taxes: All assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied or assessed against the Borrower, or any of the Borrower’s property, have been paid in full before delinquency.

4.10
Margin Stock.  The proceeds of any loan or advance hereunder will not be used to purchase or carry margin stock as such term is defined under Regulation U of the Board of Governors of the Federal Reserve System.

4.11
Environmental Compliance.  The operations of the Borrower comply, and during the term of this Agreement will at all times comply, in all respects with all Environmental Laws; the Borrower has obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for its ordinary course operations, all such Environmental Permits are in good standing, and the Borrower is in compliance with all material terms and conditions of such Environmental Permits; neither the Borrower nor any of its present property or operations is subject to any outstanding written order from or agreement with any governmental authority nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material; there are no Hazardous Materials or other conditions or circumstances existing, or arising from operations prior to the date of this Agreement, with respect to any property of the Borrower that would reasonably be expected to give rise to Environmental Claims; provided, however, that with respect to property leased from an unrelated third party, the foregoing representation is made to the best knowledge of the Borrower.  In addition, (i) the Borrower does not have any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws, or that are leaking or

4.12
disposing of Hazardous Materials off-site, and (ii) the Borrower has notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.

4.13
Warranties and Representations Cumulative.  Each warranty, representation and agreement contained in this Agreement shall be automatically deemed repeated with each loan and/or advance and shall be true, accurate and correct at each such time and shall be conclusively presumed to have been relied on by the Bank regardless of any investigation made or information possessed by the Bank.  The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties and representations and agreements which the Borrower shall give, or cause to be given, to the Bank, either now or hereafter.

SECTION

COVENANTS

The Borrower covenants and agrees that, during the term of this Agreement, and so long thereafter as the Borrower is indebted to the Bank under this Agreement, the Borrower will, unless the Bank shall otherwise consent in writing:

5.1	Reporting and Certification Requirements: Deliver or cause to be delivered to the Bank in form and detail satisfactory to the Bank:

(i)
Not later than 95 days after the end of each of the Borrower's fiscal years, a copy of the annual audited financial report of the Borrower for such year, prepared by a firm of certified public accountants acceptable to Bank and accompanied by an unqualified opinion of such firm.

(ii)
Not later than 50 days after the end of each of the first three fiscal quarters of such fiscal year of the Borrower, a copy of the Borrower's unaudited financial statement as of the end of each such fiscal quarter.

(iii)	Not later than 90 days after the end of each of the Borrower’s fiscal year, a copy of the Borrower’s budget for the upcoming operating year.

(iv)	Promptly upon the Bank's request, such other information pertaining to the Borrower hereunder as the Bank may reasonably request.

5.2
Financial Condition:  The Borrower promises and agrees, during the term of this Agreement and until payment in full of all of the Borrower's Obligations, commencing, unless otherwise noted, with fiscal quarter ending March 31, 2009, the Borrower will maintain at all times:

(i)	A Minimum Effective Tangible Net Worth in excess of the aggregate of $155,000,000.00 plus 50% of the amount of net income after tax per quarter (without reduction for losses).

(ii)	A ratio of Debt to Effective Tangible Net Worth of not more than .75 to 1.

(iii)
The aggregate of cash, cash equivalents, marketable securities, and 50% of the book value of auction rate securities as stated on Borrower’s quarterly and annual financial statements, of not less than $50,000,000.00

(iv)	Profitability, by not allowing more than one quarterly loss(es) in any four consecutive fiscal quarters.

(v)	Commencing with fiscal year ending December 31, 2009, a minimum net profit after tax of at least $5,000,000.00 at each fiscal year end.

5.3
Preservation of Existence; Compliance with Applicable Laws:  Maintain and preserve its existence and all rights and privileges now enjoyed; and conduct its business and operations in accordance with all applicable laws, rules and regulations.

5.4
Merge or Consolidate:  Not liquidate or dissolve, merge or consolidate with or into, or acquire any other business organization, provided however, that Borrower may make business acquisitions of up to $5,000,000.00 in any one fiscal year.

5.5
Maintenance of Insurance:  Maintain insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates and maintain such other insurance and coverages as may be required by the Bank.  All such insurance shall be in form and amount and with companies satisfactory to the Bank.

5.6
Payment of Obligations and Taxes:  Make timely payment of all assessments and taxes and all of its liabilities and obligations including, but not limited to, trade payables, unless the same are being contested in good faith by appropriate proceedings with the appropriate court or regulatory agency.  For purposes hereof, the Borrower's issuance of a check, draft or similar instrument without delivery to the intended payee shall not constitute payment.

5.7	Depository Relationships: Maintain its primary business depository relationship with Bank, including general, operating and administrative deposit accounts and cash management services.

5.8
Inspection Rights and Accounting Records:  The Borrower will maintain adequate books and records in accordance with generally accepted accounting principles consistently applied and in a manner otherwise acceptable to Bank, and, at any reasonable time and from time to time, permit the Bank or any representative thereof to examine and make copies of the records and visit the properties of the Borrower and discuss the business and operations of the Borrower with any employee or representative thereof.  If the Borrower shall maintain any records (including, but not limited to, computer generated records or computer programs for the generation of such records) in the possession of a third party, the Borrower hereby agrees to notify such third party to permit the Bank free access to such records at all reasonable times and to provide the Bank with copies of any records which it may request, all at the Borrower's expense, the amount of which shall be payable immediately upon demand.

5.9
Payment of Dividends:  Cash dividends may be made to the Borrower’s shareholders provided however that any said payment may not be made if any covenant violation shall occur as a result of said payment.

5.10
Transfer Assets: Not, after the date hereof, sell, contract for sale, convey, transfer, assign, lease or sublet, any of its assets except in the Ordinary Course of Business and, then, only for full, fair and reasonable consideration.

5.11	Change in Nature of Business: Not make any material change in its financial structure or the nature of its business as existing or conducted as of the date hereof.

5.12
Maintenance of Jurisdiction:  Borrower shall maintain the jurisdiction of its organization and chief executive office, or if applicable, principal residence, as set forth herein and not change such jurisdiction name or form of organization without 30 days prior written notice to Bank.

5.13	Compensation of Employees: Compensate its employees for services rendered at an hourly rate at least equal to the minimum hourly rate prescribed by any applicable federal or state law or regulation.

5.14
Notice:  Give the Bank prompt written notice of any and all (i) Events of Default; (ii) litigation, arbitration or administrative proceedings to which the Borrower is a party and in which the claim or liability exceeds $2,500,000.00; (iii) other matters which have resulted in, or might result in a material adverse change in the financial condition or business operations of the Borrower.

5.15	Environmental Compliance: The Borrower shall conduct its operations and keep and maintain all of its property in compliance with all Environmental Laws.

SECTION

EVENTS OF DEFAULT

Any one or more of the following described events shall constitute an event of default (an "Event of Default") under this Agreement:

6.1	Non-Payment: Any Borrower shall fail to pay the principal amount of any Obligations when due or interest on the Obligations within 5 days of when due.

6.2
Performance Under This Agreement:  The Borrower shall fail in any material respect to perform or observe any term, covenant or agreement contained in this Agreement or in any document, instrument or agreement relating to this Agreement or any other document or agreement executed by the Borrower with or in favor of Bank and any such failure shall continue unremedied for more than 30 days after written notice from the Bank to the Borrower of the existence and character of such Event of Default.

6.3
Representations and Warranties; Financial Statements:  Any representation or warranty made by the Borrower under or in connection with this Agreement or any financial statement given by the Borrower or any guarantor shall prove to have been incorrect in any material respect when made or given or when deemed to have been made or given.

6.4
Other Agreements:  If there is a default under any material agreement to which Borrower is a party with Bank or with a third party or parties resulting in a right by the Bank or by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness.

6.5
Insolvency:  The Borrower or any guarantor shall:  (i) become insolvent or be unable to pay its debts as they mature; (ii) make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties and assets; (iii) file a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors; (iv) file an answer admitting the material allegations of an involuntary petition relating to bankruptcy or reorganization or join in any such petition; (v) become or be adjudicated a bankrupt; (vi) apply for or consent to the appointment of, or consent that an order be made, appointing any receiver, custodian or trustee, for itself or any of its properties, assets or businesses; or (vii) in an involuntary proceeding, any receiver, custodian or trustee shall have been appointed for all or substantial part

6.6	of the Borrower’s or guarantor’s properties, assets or businesses and shall not be discharged within 30 days after the date of such appointment.

6.7
Execution:  Any writ of execution or attachment or any judgment lien shall be issued against any property of the Borrower and shall not be discharged or bonded against or released within 30 days after the issuance or attachment of such writ or lien.

6.8
Suspension:  The Borrower shall voluntarily suspend the transaction of business or allow to be suspended, terminated, revoked or expired any permit, license or approval of any governmental body necessary to conduct the Borrower's business as now conducted.

6.9
Material Adverse Change:  If there occurs a material adverse change in the Borrower's business or financial condition, or if there is a material impairment of the prospect of repayment of any portion of the Obligations, or if a Borrower who is a natural person shall die.

6.10
Change in Ownership:  There shall occur a sale, transfer, disposition or encumbrance (whether voluntary or involuntary), or an agreement shall be entered into to do so, with respect to more than 15% of the issued and outstanding capital stock of the Borrower.

SECTION

REMEDIES ON DEFAULT

Upon the occurrence of any Event of Default, the Bank may, at its sole and absolute election, without demand and only upon such notice as may be required by law:

7.1
Acceleration:  Declare any or all of the Borrower's indebtedness owing to the Bank, whether under this Agreement or any other document, instrument or agreement, immediately due and payable, whether or not otherwise due and payable.

7.2
Cease Extending Credit:  Cease making Advances or otherwise extending credit to or for the account of the Borrower under this Agreement or under any other agreement now existing or hereafter entered into between the Borrower and the Bank.

7.3
Termination:  Terminate this Agreement as to any future obligation of the Bank without affecting the Borrower's obligations to the Bank or the Bank's rights and remedies under this Agreement or under any other document, instrument or agreement.

7.4
Letters of Credit:  Require the Borrower to pay immediately to the Bank, for application against drawings under any outstanding Letters of Credit, the outstanding principal amount of any such Letters of Credit which have not expired.  Any portion of the amount so paid to the Bank which is not applied to satisfy draws under any such Letters of Credit or any other obligations of the Borrower to the Bank shall be repaid to the Borrower without interest.

7.5	Close-Out and Liquidation: Close-out and liquidate each outstanding FX Transaction so that each FX Transaction is canceled in accordance with the following:

(i)
Closing Value. The Bank shall calculate value of such canceled FX Transaction by converting (1) in the case of a FX Transaction whose Settlement Date is the same as or later than the Close-Out Date, the amount of Foreign Currency into US dollars at a rate of exchange at which the Bank can buy or sell US dollars with or against the Foreign Currency for delivery on the Settlement Date of the relevant FX

(ii)
Transaction; or (2) in the case of a FX Transaction whose Settlement Date precedes the Close-Out Date, the amount of the Foreign Currency adjusted by adding interest with respect thereto at the Prime Rate from the Settlement Date to the Close-Out Date, into US Dollars at a rate of exchange at which the Bank can buy or sell US dollars with or against the Foreign Currency for delivery on the Close-Out Date.

(iii)
Closing Gain or Loss.  (1) For a FX Transaction for which the Bank agreed to purchase a Foreign Currency, the amount by which the Closing Value exceeds the Notional Value shall be a Closing Loss and the amount by which the Closing Value is less than the Notional Value shall be a Closing Gain; and (2) For a FX Transaction for which the Bank agreed to sell a Foreign Currency, the amount by which the Closing Value exceeds the Notional Value shall be a Closing Gain and the amount by which the Closing Value is less than the Notional Value shall be a Closing Loss.

(iv)	Net Present Value. The Closing Gain or Closing Loss for each Settlement Date falling after the Close-out Date will be discounted by the Bank to it net present value.

(v)
Payment.  To the extent that the net amount of the aggregate Closing Gains exceeds the Closing Losses, such amount shall be payable by the Bank to the Borrower. To the extent that the aggregate net amount of the Closing Losses exceeds the Closing Gains, such amount shall be payable by the Borrower to the Bank.

7.6
Non-Exclusivity of Remedies:  Exercise one or more of the Bank's rights set forth herein or seek such other rights or pursue such other remedies as may be provided by law, in equity or in any other agreement now existing or hereafter entered into between the Borrower and the Bank, or otherwise.

SECTION

MISCELLANEOUS

8.1
Amounts Payable on Demand:  If the Borrower shall fail to pay on demand any amount so payable under this Agreement, the Bank may, at its option and without any obligation to do so and without waiving any default occasioned by the Borrower having so failed to pay such amount, create an Advance under this Agreement in an amount equal to the amount so payable, which Advance shall thereafter bear interest as provided hereunder.

8.2
Default Interest Rate:  If an Event of Default, or an event which, with notice or passage of time could become an Event of Default, has occurred or is continuing, the Borrower shall pay to the Bank interest on any Indebtedness or amount payable under this Agreement at a rate which is 3% in excess of the rate or rates then in effect under this Agreement.

8.3
Reliance and Further Assurances:  Each warranty, representation, covenant, obligation and agreement contained in this Agreement shall be conclusively presumed to have been relied upon by the Bank regardless of any investigation made or information possessed by the Bank and shall be cumulative and in addition to any other warranties, representations, covenants and agreements which the Borrower now or hereafter shall give, or cause to be given, to the Bank.  Borrower agrees to execute all documents and instruments and to perform such acts as the Bank may reasonably

8.4	deem necessary to confirm and secure to the Bank all rights and remedies conferred upon the Bank by this agreement and all other documents related thereto.

8.5
Attorneys' Fees:  Borrower shall pay to the Bank all costs and expenses, including but not limited to reasonable attorneys fees, incurred by Bank in connection with the administration, enforcement, including any bankruptcy, appeal or the enforcement of any judgment or any refinancing or restructuring of this Agreement or any document, instrument or agreement executed with respect to, evidencing or securing the indebtedness hereunder.

8.6
Notices:  All notices, payments, requests, information and demands which either party hereto may desire, or may be required to give or make to the other party hereto, shall be given or made to such party by hand delivery or through deposit in the United States mail, postage prepaid, or by facsimile delivery, or to such other address as may be specified from time to time in writing by either party to the other.

To the Borrower: MICREL, INCORPORATED 2180 Fortune Drive San Jose, CA 95131 Attn:Raymond D. Zinn President & CEO Ray Wallin Vice President, Finance & CFO FAX: (408) 474-1077	To the Bank: BANK OF THE WEST San Jose Office (NBO) One Almaden Boulevard San Jose, CA 95113 Attn:Dirk Price Vice President FAX: (408) 292-4092

8.7
Waiver:  Neither the failure nor delay by the Bank in exercising any right hereunder or under any document, instrument or agreement mentioned herein shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder or under any other document, instrument or agreement mentioned herein preclude other or further exercise thereof or the exercise of any other right; nor shall any waiver of any right or default hereunder, or under any other document, instrument or agreement mentioned herein, constitute a waiver of any other right or default or constitute a waiver of any other default of the same or any other term or provision.

8.8
Conflicting Provisions:  To the extent the provisions contained in this Agreement are inconsistent with those contained in any other document, instrument or agreement executed pursuant hereto, the terms and provisions contained herein shall control.  Otherwise, such provisions shall be considered cumulative.

8.9
Binding Effect; Assignment:  This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank.  The Bank may sell, assign or grant participation in all or any portion of its rights and benefits hereunder.  The Borrower agrees that, in connection with any such sale, grant or assignment, the Bank may deliver to the prospective buyer, participant or assignee financial statements and other relevant information relating to the Borrower and any guarantor.

8.10
Jurisdiction:  This Agreement, the rights of the parties hereunder, and any documents, instruments or agreements mentioned or referred to herein shall be governed by and construed according to the laws of the State of California without regard to conflict of law principles, to the jurisdiction of whose courts the parties hereby submit.

8.11
Waiver Of Jury Trial.  THE BORROWER AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, AND THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES.  TO THE EXTENT PERMITTED BY LAW EACH PARTY, AFTER CONSULTING (OR HAVING THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT  OR TRANSACTION BETWEEN THE PARTIES.

8.12
Judicial Reference Provision.  In the event the above Jury Trial Waiver is unenforceable, the parties elect to proceed under this Judicial Reference Provision.  With the exception of the items specified below, any controversy, dispute or claim between the parties relating to this Agreement or any other document, instrument or transaction between the parties (each, a “Claim”), will be resolved by a reference proceeding in California pursuant to Sections 638 et seq. of the California Code of Civil Procedure, or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to reference.  Venue for the reference will be the Superior Court in the County where real property involved in the action, if any, is located, or in a County where venue is otherwise appropriate under law (the Court). The following matters shall not be subject to reference: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including without limitation set-off), (iii) appointment of a receiver, and (iv) temporary, provisional or ancillary remedies (including without limitation writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). The exercise of, or opposition to, any of the above does not waive the right to a reference hereunder.

The referee shall be selected by agreement of the parties. If the parties do not agree, upon request of any party a referee shall be selected by the Presiding Judge of the Court.  The referee shall determine all issues in accordance with existing case law and statutory law of the State of California, including without limitation the rules of evidence applicable to proceedings at law. The referee is empowered to enter equitable and legal relief, and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision, and pursuant to CCP §644 the referee’s decision shall be entered by the Court as a judgment or order in the same manner as if tried by the Court. The final judgment or order from any decision or order entered by the referee shall be fully appealable as provided by law. The parties reserve the right to findings of fact, conclusions of law, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial if granted, will be a reference hereunder.  AFTER CONSULTING (OR HAVING THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, EACH PARTY AGREES THAT ALL CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT A JURY.

8.13
Telephone Recording:  The Borrower agrees that the Bank may electronically record all telephone conversations between the Borrower and the Bank with respect to any FX Transaction and that any such recording may be submitted in evidence in any arbitration or other legal proceeding. Such recording shall be deemed to be conclusive evidence as to the terms of any FX Transaction in the event of a dispute.

8.14	Counterparts: This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

8.15	Headings: The headings herein set forth are solely for the purpose of identification and have no legal significance.

8.16	Entire Agreement and Amendments: This Agreement and all documents, instruments and agreements mentioned herein constitute the entire and complete understanding of the parties with

8.17
respect to the transactions contemplated hereunder.  All previous conversations, memoranda and writings between the parties pertaining to the transactions contemplated hereunder not incorporated or referenced in this Agreement or in such documents, instruments and agreements are superseded hereby. This Agreement may be amended only by an instrument in writing signed by the Borrower and the Bank.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first hereinabove written.

BANK: BANK OF THE WEST BY: /s/ Dirk Price NAME: Dirk Price, Vice President	BORROWER: MICREL, INCORPORATED BY: /s/ Raymond D. Zinn NAME: Raymond D. Zinn, President & CEO

BY: /s/ Clyde R. Wallin NAME: Ray Wallin, Vice President, Finance & CFO